Exhibit 3.1
NextG Networks, Inc.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
     NextG Networks, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), certifies that:
     A. The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on April 16, 2001. The Corporation’s First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on July 17, 2001. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on July 21, 2004. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on February 23, 2005. The Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 20, 2007.
     B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Delaware General Corporation Law Sections 242 and 245.
     C. By this Amended and Restated Certificate of Incorporation, the Corporation’s Certificate of Incorporation is amended and restated in its entirety as follows:
ARTICLE I
     Corporation Name. The Corporation’s name is NextG Networks, Inc.
ARTICLE II
     Registered Office and Registered Agent. The Corporation’s registered office in Delaware is located at 1209 Orange Street, County of New Castle, City of Wilmington, Delaware 19801. The Corporation’s registered agent at that address is The Corporation Trust Company.
ARTICLE III
     Corporation Purpose. The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE IV
     Authorized Shares. The Corporation will have authority to issue shares as follows:
     1. Common Stock Shares. The Corporation will have authority to issue 100,000,000 shares of Common Stock, par value $0.001 per share. Each Common Stock share will entitle the holder of such Common Stock share to one vote on each matter submitted to a vote at a stockholder meeting.

     2. Preferred Stock Shares. The Corporation will have the authority to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share. Such Preferred Stock shares may be issued from time to time in one or more series by one or more validly-adopted Board of Directors resolutions that provide for such issuance, and the Board of Directors is expressly vested with the authority to do so. Subject to any limitations imposed by law, the Board of Directors is further authorized to fix by one or more validly-adopted Board of Directors resolutions the designations, powers, preferences, rights, qualifications, limitations, and/or restrictions, of any wholly unissued Preferred Stock series, including the authority to fix by one or more validly-adopted Board of Directors resolutions the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and redemption terms (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such Preferred Stock series, the number of shares constituting any such Preferred Stock series, the designation of any such Preferred Stock series, or any of the foregoing.
     3. Changes Authorized. Subject to the powers, preferences, rights, qualifications, limitations, and restrictions of a Preferred Stock series, as specified in the Certificate of Incorporation or the Board of Directors resolution originally fixing the number of shares of such Preferred Stock series, the Board of Directors is further authorized to increase or decrease the number of shares of any Preferred Stock series after the issuance of shares of such Preferred Stock series then outstanding; provided that no such increase will be above the total number of authorized Preferred Stock shares and that no such decrease will be below the number of shares of any such Preferred Stock series then outstanding. If the number of shares of any Preferred Stock series is so decreased, then the shares constituting such decrease will resume the status that such shares had before the adoption of the Board resolution originally fixing the number of shares of such Preferred Stock series.
ARTICLE V
     1. Authorized Directors. The authorized number of directors that constitutes the Corporation’s entire Board of Directors will be fixed by, or in the manner provided in, the Corporation’s Bylaws. At each annual stockholder meeting, Corporation directors will be elected to hold office until the expiration of the term for which such Corporation directors are elected and until such directors’ successors have been validly elected and qualified or until such directors’ earlier resignation, removal, or death, except that, if any such election will not be so held, then such election will be held at a stockholders’ meeting called and conducted in accordance with the DGCL.
     2. Board Classes. Effective upon the effective date of the Corporation’s initial public offering (the “Effective Date”), the Corporation’s directors will be divided into three director classes, which will be as nearly equal in size as is practicable, and which are designated Class I, Class II, and Class III. The Board of Directors may assign directors already in office to such classes when such classification becomes effective. The office term for the initial Class I directors will expire at the first regularly-scheduled annual stockholder meeting after the Effective Date. The office term for the initial Class II directors will expire at the second annual stockholder meeting after the Effective Date. The office term for the initial Class III directors will expire at the third annual stockholder meeting after the Effective Date. At each annual stockholder meeting, beginning with the first regularly-scheduled annual stockholder meeting after the Effective Date, each successor director who is elected to replace the director of a director class whose term will have expired at such annual stockholder meeting will be elected to hold office until the third annual meeting after such successor director’s election and until such successor director’s own successor will have been duly elected and qualified or until such successor director’s earlier resignation, removal, or death.
     3. Changes. If the authorized number of directors is increased or decreased after this Certificate of Incorporation’s effectiveness, then the increase or decrease will be apportioned among the director classes to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors will shorten any incumbent director’s office term.
     4. Removal and Vacancies. Corporation stockholders may remove a director from office only for cause. Board of Directors vacancies that occur for any reason and newly-created directorships resulting from an increase in the authorized number of directors may be filled only at a Board of Directors meeting and only by the majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director. A director so elected to fill a vacancy or newly-created directorship will hold office until the next election of the director class for which such director will have been chosen and until such director’s successor will be duly elected and qualified or until such directors’ earlier resignation, removal, or death.
ARTICLE VI
     Bylaws Changes. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the Corporation’s Bylaws.
ARTICLE VII
     Written Ballots. Director elections will require written ballots, unless the Corporation’s Bylaws require written ballots for director elections.
ARTICLE VIII
     Stockholder Actions. The Corporation’s stockholders will not take any action, except at an annual stockholder meeting or a special stockholder meeting called in accordance with the Corporation’s Bylaws, and the Corporation’s stockholders will not take any action by written consent.
ARTICLE IX
     1. Director Personal Liability. To the fullest extent permitted by the DGCL, as the DGCL presently exists or may subsequently be amended from time to time, a Corporation director will not be personally liable to the Corporation or to the Corporation’s stockholders for monetary damages for any fiduciary duty breach as a director. If the DGCL is amended to authorize corporate action that further eliminates or limits directors’ personal liability, then each Corporation director’s liability will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     2. Director and Officer Indemnification. To the fullest extent permitted by the DGCL, as the DGCL presently exists or may subsequently be amended from time to time, the Corporation will indemnify any Corporation director or officer who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) because such person is or was a Corporation director, officer, employee, or agent or is or was serving at the Corporation’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation will be required to indemnify a person in connection with a Proceeding initiated by such person only if the Board had authorized such Proceeding.
     3. Employee and Agent Indemnification. To the fullest extent permitted by the DGCL, as the DGCL presently exists or may subsequently be amended from time to time, the corporation will have the power to indemnify any Corporation employee or agent who was or is a party or is threatened to be made a party to any Proceeding because such person is or was a Corporation director, officer, employee, or agent or is or was serving at the Corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
     4. Amendment or Repeal. No Article IX amendment, no Article IX repeal, and no adoption of any Corporation Certificate of Incorporation provision that is inconsistent with this Article IX will eliminate, diminish, or reduce this Article IX’s effect with respect to (a) any matter occurring before such amendment, repeal, or inconsistent provision adoption; (b) any Proceeding accruing or arising before such amendment, repeal, or inconsistent provision adoption; or (c) any Proceeding that, but for this Article IX, would accrue or arise before such amendment, repeal, or inconsistent provision adoption.
ARTICLE X
     Certificate Amendments. Except as provided in Article IX, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in any manner now or subsequently required or permitted by statute, and all rights that are conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.
* * * * *

     On                     , 200_, NextG Networks, Inc. caused this Amended and Restated Certificate of Incorporation to be signed by Hab Siam, a duly authorized NextG Networks, Inc. officer.

By:
Hab Siam
General Counsel & Corporate Secretary

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